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FORM 3                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                              Washington, D.C. 20549

                                              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934.  Section 17(a) of the Public Utility
                              Holding Company Act of 1935 of Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)                2. Date of Event Requiring Statement 4.Issuer Name and Ticker or Trading Symbol
1. Name and Address of Reporting Person*    (month/day/year)                    ALTERNATE MARKETING NETWORKS, INC.(ALTM)
WARREN, WILLIAM H.                           AUGUST 1, 2002
(Last)  (First) (Middle)
13155 NOEL ROAD, SUITE 1001  3. IRS Number of    5. Relationship of Reporting                   6. If Amendment, Date of Original
(Street)                        Reporting Person    Person(s) to Issuer                               (Month/Day/Year)
                                (Voluntary)        (Check all applicable)
DALLAS, TEXAS 75240                              __Director __10% Owner
(City)  (State)(Zip)                             X Officer (give title below) __Other        7.Individual or Joint/Group Filing
                                                   Vice President             (Specify below)  (Check Applicable Line)
                                                   of Business Development                   X Form filed by One Reporting Person
                                                                                             __Form filed by More than One
                                                                                               Reporting Person

                                                Table  I- Non-Derivative Securities Beneficially Owned
1.Title of Security  2.Amount of Securities Beneficially Owned  3.Ownership Form:            4.Nature of Indirect Beneficial
 (Instr. 4)                                                       Direct (D) or Indirect (I)   Ownership (Instr. 5)
                                                                  (Instr. 5)

   Common Stock           None

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v)

               Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.Title of Derivative 2.Date Exercisable   3.Title and Amount of   4.Conversion or  5.Ownership Form of  6.Nature of Indirect
  Security (Instr. 4)   and Expiration Date  Securities Underlying  Exercise Price   Derivative Security: Beneficial Ownership
                        (Month/Day/Year)     Derivative Security    of Derivative    Direct (D) or        (Inst. 5)
                                             (Instr. 4)             Security         Indirect (I)
                                                                                     (Instr. 5)
                        Date      Expira-    Title  Amount of
                        Exer-     tion              Number
                        cisable   Date              of Shares

   None

Explanation of Responses:

                                                                                                /s/ Adil Khan               8/12/02
                                                                                        **Signature of Reporting Person     Date
                                                                                                    ADIL KHAN
** Intentional misstatements or omissions of facts                                      **Attorney-in-fact for Reporting Person.
   constitute Federal Criminal Violations.                                                Authorization to be filed by Amendment

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
       See Instruction 6 for procedure

Potential persons who are to respond to the collection of information  contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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